Exhibit 99.1

Egalet Reports Third Quarter 2015 Financial Results and Provides Business Update
—Company began commercializing OXAYDO™ and closed $86.3 million equity financing—

—Webcast and conference call at 8:30 AM EDT—

Wayne, Penn. — Nov. 4, 2015 — Egalet Corporation (Nasdaq: EGLT) (“Egalet”), a fully integrated specialty pharmaceutical company focused on developing, manufacturing and marketing innovative treatments for pain and other conditions, today reported business highlights and financial results for the three months ended September 30, 2015.

Third quarter highlights include:

•                  Raised gross proceeds of $86.3 million in an equity financing;

•                  Began the commercial promotion of OXAYDO (oxycodone HCI, USP) tablets for oral use only —CII, an opioid agonist indicated for the management of acute and chronic moderate to severe pain where the use of an opioid analgesic is appropriate, and the only immediate-release oxycodone designed to discourage abuse via the route of snorting, to healthcare providers;

•                  Grew sales of SPRIX® Nasal Spray, a nonsteroidal anti-inflammatory drug indicated in adult patients for the short-term (up to five days) management of moderate to moderately severe pain that requires analgesia at the opioid level, 114% from second quarter to third quarter;

•                  Announced plans to expand commercial reach with an additional 21 sales representatives in place by January 2016;

•                  Had a successful pre-NDA meeting with the FDA regarding the new drug application (NDA) for ARYMO™ (formerly Egalet-001), an abuse-deterrent, extended-release morphine, which is expected to be filed in the fourth quarter;

•                  Announced plans to expand manufacturing to support the potential commercialization of ARYMO;

•                  Shared plans to submit an investigational new drug application in the second half of 2016 for a Guardian™ Technology abuse-deterrent stimulant, Egalet-003; and

•                  Presented five scientific abstracts at PainWeek in Las Vegas highlighting the breadth of Egalet’s products and product candidates from SPRIX Nasal Spray as a treatment option versus commonly used opioids to the robust abuse-deterrent profiles of ARYMO and Egalet-002, an abuse-deterrent, extended-release oxycodone.

“In the third quarter Egalet expanded the base of SPRIX prescribers, began commercial promotion of its second product, OXAYDO, and raised $86.3 million through an equity financing to put ourselves in a strong cash position—even more important now considering the recent volatility in market conditions,” said Bob Radie, Egalet’s president and chief executive officer. “In addition, we had a successful pre-NDA meeting with the FDA and are on track to submit an NDA for ARYMO in the fourth quarter—a significant milestone for the company as this will be our first product fully developed using our proprietary Guardian™ Technology.”

Third Quarter of 2015 Financial Results

•                  Cash Position: Cash and marketable securities as of September 30, 2015 were $169.1 million compared to $108.4 million as of June 30, 2015. The net increase in cash and marketable securities of $60.7 million in the third quarter 2015, primarily consisted of cash inflows of $80.8 million in net proceeds from the follow on public equity offering, reduced by $20.1 million in net cash outflows to fund operations.

•                  Revenue: Net product sales of SPRIX increased to $1.3 million for the three months ended September 30, 2015 from $607,000 for the three months ended June 30, 2015. Related party revenue of $390,000 for the three months ended September 30, 2015 was a result of an increase in amortization of deferred revenue related to the $10.0 million Shionogi milestone payment received in the second quarter of 2015, partially offset by a decrease in research and development services performed under Egalet’s collaboration agreement with Shionogi.

•                  Costs of Sales: Cost of sales was $349,000 for the three months ended September 30, 2015 attributable entirely to sales of SPRIX which commenced in February 2015.

•                  G&A Expenses: General and administrative expenses increased to $5.5 million for the three months ended September 30, 2015 compared to $3.8 million for the same period in 2014. This increase was primarily attributable to an increase in employee salary and benefits of $1.0 million and $940,000 in professional and administrative fees as we continue to expand Egalet’s U.S. operations. These increases were offset by a decrease in stock compensation expense of $166,000.

•                  S&M Expenses: Sales and marketing expenses increased to $6.3 million from $367,000 for the three months ended September 30, 2015 related to the establishment of the commercial operations in the U.S. and launch activities for SPRIX and OXAYDO compared to minimal sales and marketing costs in the same period in 2014.

•                  R&D Expenses: Research and development expenses decreased to $4.6 million for the three months ended September 30, 2015 from $6.3 million for the same period in 2014. This decrease was driven primarily by a decrease in Egalet’s development costs for ARYMO of $2.8 million and a decrease in stock compensation expense of $607,000. These decreases were partially offset by an increase in our development costs of Egalet-002 of $2.0 million.

•                  Interest Expense: Interest expense of $2.4 million for the three months ended September 30, 2015 was primarily related to the 5.50% convertible senior notes.

•                  Net Loss: Net loss increased to $17.4 million, or a loss of $0.81 per share, for the three months ended September 30, 2015 from a net loss of $10.2 million, or a loss of $0.63 per share, for the three months ended September 30, 2014.

Conference Call Information

Egalet’s management will host a conference call to discuss the third quarter 2015 financial results:

Date:	Wednesday, November 4, 2015
Time:	8:30 a.m. EDT
Webcast (live and archive):	http://egalet.investorroom.com/eventsandwebcasts
Dial-in numbers:	1-888-346-2615 (domestic)
1-412-902-4253 (international)
Replay numbers	1-877-344-7529 (domestic)
1-412-317-0088 (international)
Conference number:	10075117

About Egalet

Egalet, a fully integrated specialty pharmaceutical company, is focused on developing, manufacturing and commercializing innovative treatments for pain and other conditions. The Company has two approved products: OXAYDO™(oxycodone HCI, USP) tablets for oral use only —CII and SPRIX® (ketorolac tromethamine) Nasal Spray. In addition, using Egalet’s proprietary Guardian™ Technology, the Company is developing a pipeline of clinical-stage, opioid-based product candidates that are specifically designed to deter abuse by physical and chemical manipulation. The lead programs, ARYMO™, formerly known as Egalet-001, an abuse-deterrent, extended-release, oral morphine formulation, and Egalet-002, an abuse-deterrent, extended-release, oral oxycodone formulation, are in late-stage clinical development for the management of pain severe enough to require daily, around-the-clock opioid treatment and for which alternative treatments are inadequate. Egalet’s Guardian Technology can be applied broadly across different classes of pharmaceutical products and can be used to develop combination products that include multiple active pharmaceutical ingredients with similar or different release profiles. Full additional information on Egalet, please visit egalet.com. For full prescribing information on SPRIX, please visit sprix.com and for Oxaydo please visit oxaydo.com. For full prescribing information on SPRIX, including the black box warning, please visit sprix.com. For full prescribing information on OXAYDO, please visit oxaydo.com.

Safe Harbor

Statements included in this press release (including but not limited to upcoming milestones) that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, and are subject to known and unknown uncertainties and risks. Actual results could differ materially from those discussed due to a number of factors, including, but not limited to: the success of Egalet’s clinical trials, including the timely recruitment of trial subjects and meeting the timelines therefor; Egalet’s ability to obtain regulatory approval of Egalet’s product candidates; ability to maintain the intellectual property position of Egalet’s products and product candidates; ability to have third parties manufacture Egalet’s products; the Company’s ability to service its debt obligations; competitive factors; the Company’s ability to find and hire qualified sales professionals; the receptivity in the marketplace and among physicians to Egalet’s products; general market conditions; and other risks factors described in Egalet’s filings with the United States Securities and Exchange Commission. Egalet assumes no obligation to update or revise any forward-looking-statements contained in this press release whether as a result of new information or future events, except as may be required by law.

Investor and Media Contact:
E. Blair Clark-Schoeb
Senior Vice President, Communications
Email: bcs@egalet.com
Tel: 917-432-9275

Tables Follow

Egalet Corporation and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31, 2014	September 30, 2015
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$52,738	$77,158
Marketable securities, available for sale	—	91,911
Related party receivable	679	102
Inventory	—	3,552
Other current assets	—	577
Prepaid expenses	698	1,374
Other receivables	1,011	922
Total current assets	55,126	175,596
Intangible assets, net	184	10,993
Property and equipment, net	4,417	4,106
Deposits and other assets	843	3,263
Total assets	$60,570	$193,958

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,209	$3,469
Accrued expenses	2,554	5,103
Deferred revenue	588	13,718
Debt - current	—	3,970
License fee payable	—	2,500
Other current liabilities	78	68
Total current liabilities	7,429	28,828
Debt — non-current portion, net	—	50,647
Deferred income tax liability	25	27
Deferred revenue — non-current portion	8,855	16,508
Derivative liability	—	1,097
Other liabilities	—	185
Total liabilities	16,309	97,292

Stockholders’ equity:
Common stock—$0.001 par value; 75,000,000 shares authorized at December 31, 2014 and September 30, 2015; 17,283,663 and 25,059,474 shares issued and outstanding at December 31, 2014 and September 30, 2015, respectively	17	25
Additional paid-in capital	121,028	224,034
Accumulated other comprehensive (loss) income	(171)	389
Accumulated deficit	(76,613)	(127,782)
Total stockholders’ equity	44,261	96,666
Total liabilities and stockholders’ equity	$60,570	$193,958

Egalet Corporation and Subsidiaries

Consolidated Statements of Operations (Unaudited)
(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2015	2014	2015
Revenues:
Net product sales	$—	$1,296	$—	$2,065
Related party revenues	346	390	1,094	1,361
Total revenues	346	1,686	1,094	3,426

Cost and Expenses:
Cost of sales (excluding amortization of product rights)	—	349	—	650
Amortization of product rights	—	505	—	1,468
General and administrative	3,827	5,515	11,708	16,014
Sales and marketing	367	6,283	482	11,142
Research and development	6,346	4,602	16,487	19,905
Total costs and expenses	10,540	17,254	28,677	49,179
Loss from operations	(10,194)	(15,568)	(27,583)	(45,753)

Other (income) expense:
Change in fair value of derivative liability	—	(592)	—	181
Interest (income) expense	(5)	2,380	7,084	5,146
Other (gain) loss	—	—	—	(2)
(Gain) loss on foreign currency exchange	(46)	2	(3)	87
	(51)	1,790	7,081	5,412
Loss before provision for income taxes	(10,143)	(17,358)	(34,664)	(51,165)
Provision for income taxes	35	1	84	4
Net loss	$(10,178)	$(17,359)	$(34,748)	$(51,169)

Per share information:
Net loss per share of common stock, basic and diluted	$(0.63)	$(0.81)	$(2.49)	$(2.81)
Weighted-average shares outstanding, basic and diluted	16,206,530	21,530,153	13,934,824	18,182,781